Exhibit 99.1

Contact:	Ina Cu Investor Relations 650-266-3200

CELL GENESYS REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

SOUTH SAN FRANCISCO, CA, January 24, 2005 — Cell Genesys, Inc. (Nasdaq: CEGE) reported a net loss for the quarter ended December 31, 2004 of $26.5 million, or $0.59 per share, and a net loss for the year then ended of $97.5 million, or $2.23 per share. This compares with a net loss of $17.3 million and a net loss of $56.6 million in the same quarter and full year of 2003, respectively. The company’s increase in net loss for 2004 is due to the combination of continued investment in multiple clinical-stage product development programs and lower revenues compared to 2003 due to the non-recurrence of certain one-time payments from collaboration agreements. Cell Genesys ended 2004 with $175.0 million            in            cash, cash equivalents and short-term investments      , compared with $160.3 million at the end of 2003. Additionally, Cell Genesys continued to hold 6.6 million shares of its former subsidiary, Abgenix, Inc., at the end of 2004.

Revenues for the fourth quarter and year ended December 31, 2004 were $3.2 million and $11.5 million, respectively, compared with $1.4 million and $18.1 million in the comparable periods of 2003. The decrease in revenues in 2004 can be attributed primarily to non-recurring revenues recognized in 2003 under certain collaboration agreements.

Research and development costs were $23.7 million and $92.1 million in the fourth quarter and year ended December 31, 2004, respectively, compared with $21.3 million and $85.3 million for the comparable periods of 2003. The annual increase can be attributed primarily to the company’s expanding clinical programs for both its GVAX® cancer vaccines and oncolytic virus therapies.

“We are pleased with our progress during 2004 including the initiation of our first Phase 3 trial of GVAX® prostate cancer vaccine, the company’s lead product development program,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “Our financial strength and diversified business assets have enabled us to move into late-stage clinical trials and we remain committed to our goal of providing novel biological therapies for patients with cancer.”

Fourth Quarter 2004 and Other Recent Highlights:

•	Reported at the American Society of Hematology (ASH) Annual Meeting in December follow up clinical data from a Phase 2 trial of GVAX® cancer vaccine for acute myelogenous leukemia (AML). The ongoing findings of this trial indicate that vaccine therapy is well tolerated and may reduce residual leukemic cells that persist after chemotherapy as indicated by decreased levels of WT-1, a leukemia-associated genetic marker in the majority of patients tested to date. The WT-1 marker is detectable in over 95 percent of patients with active AML. Eleven of 16 patients tested to date were reported to have decreased WT-1 levels in their peripheral blood following the initiation of vaccine therapy. Furthermore, relapse-free survival was greater in these 11 patients compared to those that did not have decreases in WT-1 (80% v. 0%, p=0.02).

•	Announced at the JPMorgan Healthcare Conference this month that abstracts have been submitted to the 2005 American Society of Clinical Oncology (ASCO) meeting to provide updates on clinical data from ongoing Phase 2 clinical trials of GVAX® prostate cancer vaccine and GVAX® leukemia vaccine.

•	Completed the issuance of $145 million of Convertible Senior Notes due in 2011, with a coupon rate of 3.125% and a conversion premium of 30%, or $9.10 per share of common stock. The company has used a portion of the net proceeds from the offering primarily to repay all outstanding bank loans totaling approximately $95 million, thereby eliminating restrictions on $60 million of the company’s cash balance.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is pursuing three cancer product platforms — GVAX® cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies. Clinical trials of GVAX® cancer vaccines include an ongoing Phase 3 trial of GVAX® prostate cancer vaccine as well as trials of GVAX® vaccines for lung cancer, pancreatic cancer, leukemia and myeloma. Clinical programs of oncolytic virus therapies include CG7870 for prostate cancer. Preclinical studies are in progress for additional GVAX® cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies for multiple types of cancer. Cell Genesys’ subsidiary, Ceregene, Inc., is focused on gene therapies for neurologic disorders. Cell Genesys also continues to hold an equity interest in its former subsidiary, Abgenix, Inc., an antibody products company. Cell Genesys is headquartered in South San Francisco, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company’s website at www.cellgenesys.com.

Cell Genesys will host its quarterly and year-end conference call to discuss events that occurred during the fourth quarter and to provide financial guidance for 2005 at 8:30 a.m. PST on Tuesday, January 25, 2005. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. A replay of the webcast will be available for at least 48 hours following the call. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for 48 hours following the call. Please refer to reservation number 767412.

Statements made herein about the company and its subsidiaries, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2003 dated March 4, 2004, as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Three Months Ended		Year Ended
(unaudited, in thousands except per share data)	December 31,		December 31,
	2004	2003	2004	2003
Revenue	$3,184	$1,367	$11,458	$18,128
Operating expenses:
Research and development	23,706	21,289	92,133	85,296
General and administrative	3,492	7,570	17,928	25,980

Total operating expenses	27,198	28,859	110,061	111,276

Loss from operations	(24,014)	(27,492)	(98,603)	(93,148)
Gain on sale of Abgenix, Inc. common stock	—	2,733	12,160	12,638
Interest and other income	771	633	2,662	4,832
Interest expense	(3,181)	(2,238)	(9,885)	(5,360)

Loss before income taxes	(26,424)	(26,364)	(93,666)	(81,038)
Income tax benefit (expense)	—	9,343	(3,745)	24,632

Net loss	(26,424)	(17,021)	(97,411)	(56,406)
Dividend in kind to preferred stockholders	100	230	100	230

Loss attributed to common stockholders	$(26,524)	$(17,251)	$(97,511)	$(56,636)

Basic and diluted net loss per common share	$(0.59)	$(0.43)	$(2.23)	$(1.48)

Weighted average shares of common stock outstanding — basic and diluted	44,960	39,662	43,682	38,177

CONSOLIDATED BALANCE SHEET DATA

	Decenber 31,	December 31,
(in thousands)	2004	2003
	(unaudited)	(note 1)
Cash, cash equivalents and short-term investments, including restricted cash and investments	$174,971	$160,288
Investment in Abgenix, Inc. common stock	68,503	91,936
Prepaid expenses and other current assets	1,184	1,173
Property and equipment, net	159,663	172,102
Noncurrent deferred tax assets	25,177	34,247
Deposits and other assets	5,641	756

Total assets	$435,139	$460,502

Deferred revenue	$2,031	$7,877
Deferred tax liabilities	25,177	34,247
Income taxes and other accrued liabilities	50,715	52,172
Noncurrent portion of debt financings	—	94,835
Noncurrent portion of facility lease obligation	51,013	51,799
Convertible senior note	145,000	—
Redeemable convertible preferred stock	1,897	2,706
Stockholders’ equity	159,306	216,866

Total liabilities and stockholders’ equity	$435,139	$460,502

     Note 1. Derived From Audited Financial Statements.